HANOVER CAPITAL MORTGAGE	HCM	May. 11, 2006
HANOVER CAPITAL MORTGAGE HOLDINGS, INC.
FIRST QUARTER 2006 EARNINGS
05/11/2006
11:00AM
PARTICIPANTS
John Burchett, Chief Executive Officer Irma Tavares, Chief Operating Officer Harold McElraft, Chief Financial Officer
Operator:
Greetings ladies and gentlemen and welcome to the Hanover Capital Mortgage Holdings, Inc. (“Hanover Capital Mortgage”) first quarter 2006 earning results conference call. At this time all participants are in the listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star zero on your telephone key pad. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Mr. John Burchett, Chief Executive Officer of Hanover Capital Mortgage.
Thank you Mr. Burchett, you may begin.
John Burchett:
Thank you and thank everybody for joining the call this morning. I am joined here this morning by Irma Tavares, our Chief Operating Officer and Harold McElraft, our Chief Financial Officer, who will be available as well to answer questions when we finish the presentation.
In terms of this quarter, obviously we had a loss for the quarter, which is disappointing for us, but on the positive side as we view it, it is the trough in part of our transition from the earnings that have been driven by gains over the past couple of years by earnings that will be driven by net interest income, and we have made good progress in terms of our strategy to achieve that change. We did declare a dividend of 20 cents a share, which represents about a 14 percent return on our stock prices of last night’s close, and the dividend was declared, obviously with the expectation that we will have a rebound in earnings as we go forward here as a result of our strategy.

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HANOVER CAPITAL MORTGAGE	HCM	May. 11, 2006
The biggest individual change quarter over quarter from first quarter of last year to this year again reflects what we have talked about in terms of the gain. There was about a 2.4 million dollar difference between the slight loss we had on sale this period, and that was on some of our agency securities as compared with a significant gain in first quarter of 2005. Also in the first quarter we traditionally have higher operating expenses focusing around our professional fees. As you will notice in there, they were relatively high for the quarter, and we expect those will go down to a more normal level as we go forward, and historically we have been higher in the first quarter on some of our expenses.
In our due diligence subsidiary, we had about an equal volume of business. We were not impacted by volume as much as margins, and we have taken some corrective action to improve those margins as we go forward. In addition on the subsidiaries, as we mentioned in the press release, we have hired Stifel, Nicolaus & Company to be our advisor to look at strategic alternatives, all strategic alternatives in terms of the fit of those subs with the REIT and obviously the REIT meaning we are focusing on a more steady income, and we have had some volatility clearly from our income from our subsidiaries. So as I said while the first quarter was negative, we feel there is a lot of positives and basis for going forward in terms of our drive to get net interest income. For one, a much larger portfolio of B pieces. In our press release we have included a table in the back of the press release that compares our position of a year ago in the B pieces in our other primary investment assets to the period of this first quarter, and I will read some numbers from that, that are available in the press release if people do not have it in front of them. Our net earning assets in our subordinate pieces were $41 million, average investment for the first quarter of this year as compared to $25 million a year ago, a significant increase. The yield based on the net interest income without any gains was close to 26 percent for the first quarter of this year compared with 22 percent last year. Even though our cost of funds has risen from about 4.08 percent to 5.84 percent, we have managed through repositioning somewhat of the portfolio with the credit strats of the B’s that we own and was a slightly higher leverage to maintain even a higher yield in this higher interest rate environment. So, we are confident that you know we still look to the credit risk we take as our major risk on this portfolio. The rise in interest rates has curtailed our ability, but also we have no desire at this point to do any sales to take gains, but the interest rate has increased on the short term rates does not significantly impact it and, actually as I have said, we have had a higher yield in the first quarter of this year than first quarter of last year even with rates up.
In addition we continue to grow through the quarter, as I said, we had $41 million net investment on average for the quarter, and at the end of the quarter, we had $45 million net investment in that subordinate B portfolio with still some room to grow. As of the end of the quarter, if you notice the other two categories had a total of about $18 million in net investment available in the agency and mortgage loan portfolios and part of our strategy is

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HANOVER CAPITAL MORTGAGE	HCM	May. 11, 2006
to reduce those portfolios, which we have done, and convert that net equity in those portfolios in to our higher yield B piece portfolio. So again, good growth, good return, and the ability to grow some more based on our future investments and our future converting some of the assets to our B piece portfolio.
In addition we have continued to lower our expenses, particularly with our subsidiaries in our Hanover trade segment, we have reduced the expenses of our LSA business, effectively curtailed that business, which has not been performing. Our technology business, we have reduced expenses in there as we have talked about before to the point where our existing contracts cover our operating expenses for that business on both a cash and an operating basis so that is a positive before any corporate allocations. As I said we are going to look hard at the strategy for the alternatives for the subsidiaries. So based on, and I hope what we see in terms of reduced expenses, increased investment, we look forward to a positive impact for the remainder of the year.
In terms of the balance sheet, just looking briefly at the balance sheet, again the same points are made by looking at the balance sheet whereas our investment at the end of the quarter in our B pieces, which is listed under securities for trading, was $126 million as compared to $107 million at the end of last year. Again, a significant increase, cash is down as we have gotten our cash down from $30 million at the end of the year to $19 million, and the $19 million is going to be a figure around which, with our current balance sheet structure, we are going to keep around that amount for our liquidity needs. We tend to be run what we consider a very conservative liquidity portfolio to handle any calls on our on our financing on the repo financing that we use for our B’s so we have managed to get the cash in the position that we want it.
I think the other outstanding item on the balance sheet that stands out is the accumulated other comprehensive income for OCI at a minus $7.9 million, which has increased from year end by about 2 million dollars, and that is primarily as a result of our mark to market on our available for sale B bonds. We consider that to be in the range, but at the lower end of the range of evaluations for that portfolio, and we think that it does not fully take in to effect the deleverage aspects for that portfolio, which can be released through other financing or through eventual sale. Again, our B piece portfolio is bought at a steep discount. Our carrying value is much less than the principal amount on those, and we accrete those up over time so there will be some differences that run through the OCI, but we know that it is a temporary difference as long as our credit performance remains good and has remained good and continues to remain good, the bonds will accrete up to their value. So, it is a hit to our book value as we show it on the balance sheet and is appropriate in terms of the way we mark those by taking outside marks on them, but we believe there are values in that portfolio that can be unlocked. We did initiate a stock buy back program in the prior quarter. We bought back just over 80,000 shares, and that program continues to be in

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HANOVER CAPITAL MORTGAGE	HCM	May. 11, 2006
effect.
So in summary, we had, as I said, a bottom line that we are not proud of, but we have restructured and repositioned our balance sheet where we can look forward to better results down the road. Our strategy still continues to be to grow our portfolio, to control our expenses, and to rationalize our investments in subsidiaries based on that volatility of the earnings in there.
That is all I had for prepared remarks. I would be glad to open up for questions at this point.
Is there an operator here to open it up?
Operator:
Thank you. Ladies and gentlemen, at this time we will be conducting a question and answer session. If you would like to ask a question, please press star one on your telephone key pad. A confirmation tone will indicate your line is in the question queue. You may press star two if you would like to remove your question from the queue. For participants using speaker, it may be necessary to pick up your handset before pressing the star keys.
Our first question comes from David Taylor with David Taylor B company.
David Taylor:
Thank you. Has there been much interest expressed through Stifel, Nicolaus & Company’s clients in the non-resubsidiaries.
John Burchett:
David, we are early in that process so we have not had any feedback yet on that yet, so we are early in the process in terms of evaluation and getting their materials ready to go so we have not had a direct feedback on that.
David Taylor:
Okay. I gather you do not expect to take any gains for the balance of this year. Is that is a reasonable assumption?
John Burchett:

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HANOVER CAPITAL MORTGAGE	HCM	May. 11, 2006
That is a reasonable assumption that we would not be looking to take gains. Again our strategy is to try to build up the portfolio to the point where the net interest income takes care of our income needs and, you know, every time we take gains, that means we take more cash. It sits in cash until we get it reinvested. It is a little bit of a treadmill when you get on in that process, so we want to get off that treadmill and, you know, get the balance sheet totally repositioned, and when we get that done, we probably would have some sales for credit purchases once we get fully invested, but that would be a lot less than I think we have had in the past. So, we look to the driver of net interest income, and again if you go back to the table that I referred in the back of the press release, the net interest income on the B portfolio was $2.66 million for the first quarter of this year as compared to $1.4 million on the same portfolio a year ago. So, we are getting there, we have more to go, but we are on the right treadmill.
David Taylor:
And you expect that portfolio to be larger in the second quarter than in the first, no?
John Burchett:
Yeah, as I said, average balance for the first quarter, average balance for the net investment was 41 million, at the end of the quarter it was 45 million, and it has continued to grow since then so it entered the second quarter at a higher average balance than it had in the first quarter, and we have added to it since.
David Taylor:
Okay. Thank you.
John Burchett:
Sure. Thank you.
Operator:
Our next question comes from Steve Martin, a private investor.
Steve Martin:
Hi John.

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HANOVER CAPITAL MORTGAGE	HCM	May. 11, 2006
John Burchett:
Hi Steve. How are you doing?
Steve Martin:
Good thanks.
John Burchett:
Good.
Steve Martin:
John, what sort of time table are you anticipating for a final resolution on the subsidiaries?
John Burchett:
My guess would be that we are probably in a two to three-month time frame to take a look at what we come back with and where we come out on the whole process.
Steve Martin:
Exactly.
John Burchett:
So I think two to three months is a reasonable time frame.
Steve Martin:
Okay, good, okay thank you.
Operator:
As a reminder if you would like to ask a question, please press star one on your telephone key pad. Mr. Burchett there are no further questions at this time.
John Burchett:
Okay. Well again, thank you everybody for joining the call. To the extent that anybody

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HANOVER CAPITAL MORTGAGE	HCM	May. 11, 2006
does have further questions, feel free to call myself or Harold. Our number is listed on the press release. If there is anything we could do to help you out, we would be glad to do that, and once again thanks for participating.
Operator:
This concludes today’s teleconference. Thank you for your participation.

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